Exhibit 99.1

Reliant Bank Announces Expansion Into Chattanooga, TN Market

Terry M. Todd Named Chattanooga Market President

BRENTWOOD, Tenn.--(BUSINESS WIRE)--February 21, 2017--Commerce Union Bancshares, Inc. (NASDAQ: CUBN) (“Commerce Union Bancshares,” or the “Company”), parent of Reliant Bank, announced today that it has hired Terry M. Todd to lead the Company’s expansion into Chattanooga, TN, one of the state’s fastest growing metropolitan markets. Reliant Bank’s new office will be located in the Republic Centre, 633 Chestnut St, Suite 630, Chattanooga, TN 37450.

“We are pleased to announce the appointment of Terry Todd as Reliant Bank’s new Market President for Chattanooga,” stated DeVan Ard, CEO of Reliant Bank and President of the Company. “Terry will be responsible for Reliant Bank’s expansion into Chattanooga, including opening our new office in the city and hiring new lenders to expand our loan, deposit and treasury management opportunities.

“Ron DeBerry and I both worked in Chattanooga in the 1980’s and 1990’s, for Commerce Union Bank (now Bank of America) and AmSouth Bank (now Regions Bank) respectively,” continued Ard. “We have many friends and business connections in Chattanooga. We are both very familiar with the growth potential of the Chattanooga market and are excited about expanding our services targeted to business and commercial customers with Terry Todd as our market leader.”

Commenting on the announcement, William R. DeBerry, Chairman and CEO of the Company, said, “Terry joined my team at Commerce Union Bank of Chattanooga in 1987 where he headed our SBA lending program and led the state in SBA loan production. He has a strong background in business development, marketing, customer service and building organizational effectiveness. We believe his extensive knowledge of the Chattanooga market will be a key driver in our loan growth as he ramps up our lending team in Chattanooga and the surrounding area.”

Darrell Freeman, founding director of Reliant Bank, CEO of Zycron, Inc. and a native Chattanoogan, added, “I am excited to see our bank expanding into my home town, where I still have family and friends. We have a great opportunity with Terry to bring Reliant’s high touch approach to banking to the Chattanooga community.”

Prior to joining Reliant Bank, Terry M. Todd was Regional President for FSG Bank in Chattanooga, TN. As Regional President for FSG Bank, he was responsible for 12 branches with $270 million in loans and $175 million in deposits. He previously served as Business Banking Manager for SunTrust Bank’s Chattanooga Region that included 40 plus branches in Chattanooga, Cleveland, Winchester and Savannah, TN; Rome and Carrollton, GA; and Florence, AL. Todd started his banking career in 1981 at the former Commerce Union Bank, later Bank of America. He transferred to Commerce Union Bank of Chattanooga’s office in 1987.

Todd is a graduate of the University of Tennessee at Martin. He is also a graduate of the Banking School of the South at Louisiana State University, the Tennessee Bank Commercial Lending School and the Tennessee Bank Consumer Lending School. He is also actively involved in the Chattanooga community on non-profit and other community boards.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2020
President, Commerce Union Bancshares, Inc.
President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.